Exhibit 99.2

CONNECTICUT WATER SERVICE, INC.
Dividend Reinvestment and Common Stock Purchase Plan
Automatic Deduction Authorization Form

Optional monthly cash investments (minimum $25/maximum $3,333) can be withdrawn from your bank account by authorizing Connecticut Water Service's transfer agent, Registrar and Transfer Company, to automatically deduct money from your checking or savings account. Your bank must be a member of the Automated Clearinghouse (ACH) program.

Please return the completed form to
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
1-800-368-5948
Bank Information (See the reverse for sample information.)

Amount to be deducted monthly from your account	Bank Name and Address
Your Name on your Bank Account	ABA Number (8 digits)
Your Checking Account Number*	Your Savings Account Number*
*Choose either a checking OR savings account.  If you choose a checking account, please include a voided check from your account.

Connecticut Water Service, Inc./Registrar and Transfer Account Information & Signature Authorization

Name(s)	Social Security Number
Mail Address	City, State, Zip Code
Signature(s)	Date